                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                        DUANE READE INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

1724-PS-00

                                     [LOGO]

                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "2000 Annual Meeting") of DUANE READE INC., a Delaware corporation ("Duane Reade"), to be held on Monday, May 1, 2000, at 2:00 p.m., Eastern Standard time at Duane Reade's distribution facility, 55-02 55th Avenue, Maspeth, New York 11378.

    At the 2000 Annual Meeting, you will be asked to consider and vote upon the following matters, all of which are described more completely in the accompanying Proxy Statement:

        1. To elect six persons to Duane Reade's Board of Directors to serve for a term of one year and until the election and qualification of their respective successors; and

        2. To transact such other business as may properly come before the 2000 Annual Meeting and any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT.

    Only stockholders of record at the close of business on March 27, 2000 are entitled to notice of, and to vote at, the 2000 Annual Meeting.

    We urge you to review carefully the Proxy Statement. We hope you will attend the 2000 Annual Meeting. However, whether or not you plan to attend the 2000 Annual Meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are present at the 2000 Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                                          Very truly yours,

                                          [LOGO]

                                          Anthony J. Cuti, Chairman of the Board
                                          of
                                          Directors, Chief Executive Officer and
                                          President

April 5, 2000

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2000
                                DUANE READE INC.
                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001

To the Stockholders of DUANE READE INC.:

    The Annual Meeting of Stockholders of DUANE READE INC., a Delaware corporation, will be held at Duane Reade's distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, on Monday, May 1, 2000, at 2:00 p.m., Eastern Standard time for the following purposes:

        1. To elect six persons to Duane Reade's Board of Directors to serve for a term of one year and until the election and qualification of their respective successors; and

        2. To transact such other business as may properly come before the 2000 Annual Meeting and any adjournments or postponements thereof.

    The Board of Directors of Duane Reade has fixed the close of business on March 27, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the 2000 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 2000 Annual Meeting and any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT.

    Whether or not you plan to attend the 2000 Annual Meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors

                                          /s/ John K. Henry

                                          John K. Henry, Secretary
                                          DUANE READE INC.

April 5, 2000

                                DUANE READE INC.
                                440 Ninth Avenue
                            New York, New York 10001

                                  INTRODUCTION

    This Proxy Statement is furnished to the stockholders of Duane Reade Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board of Directors") to be voted at the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") to be held on Monday, May 1, 2000 at 2:00 p.m., Eastern Standard time at the Company's distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, or at such other time and place to which the 2000 Annual Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and Notice of Meeting and the related proxy card are first being mailed to stockholders beginning on or about April 5, 2000. The Company's principal executive office is located at 440 Ninth Avenue, New York, New York, 10001.

                                  RECORD DATE

    The Board of Directors has fixed the close of business on March 27, 2000 as the record date (the "Record Date") for the 2000 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.

                                    PROXIES

    Anthony J. Cuti and John K. Henry were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

    IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD WITHOUT MARKING THE BOXES, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS HEREIN AND ON THE PROXY CARD FOR THE ELECTION OF THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS" AS NOMINEES FOR ELECTION AS DIRECTORS OF THE COMPANY (EACH A "NOMINEE" AND, COLLECTIVELY, THE "NOMINEES") FOR TERMS TO EXPIRE ON THE DATE OF THE FIRST ANNUAL MEETING OF THE COMPANY'S STOCKHOLDERS FOLLOWING THE 2000 ANNUAL MEETING.

    The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the Board of Directors that may properly come before the meeting or any adjournment thereof. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 2000 Annual Meeting. Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the 2000 Annual Meeting.

    The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. To assure that a quorum will be present in person or by proxy at the 2000 Annual Meeting, it may be necessary for certain officers, directors, employees or other agents of the Company to solicit proxies by telephone, facsimile or other means or in person. No other solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

                       VOTING SHARES AND QUORUM REQUIRED

    On the Record Date, the Company had outstanding 17,450,239 shares of Common Stock, par value $.01 per share (the "Common Stock"). Holders of Common Stock on the Record Date are entitled to one vote per share on all matters submitted to a vote of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at the 2000 Annual Meeting.

    The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the 2000 Annual Meeting is required to elect the Directors. Business that might have been transacted at the 2000 Annual Meeting as originally called may be conducted at any adjournment at which the requisite quorum is present.

    Pursuant to the laws of the State of Delaware, the inspectors of the election will not count shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the 2000 Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) as votes cast with respect to the election of Directors, and therefore, neither abstentions nor broker non-votes will affect the election of Nominees. With respect to all other proposals scheduled to come before the 2000 Annual Meeting, abstentions with respect to a particular proposal will have the effect of a vote against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

                            MATTERS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

    The Company's by-laws (the "By-laws") provide for no fewer than two nor more than fourteen directors, as determined by the Board of Directors, which has fixed the number of directors at six. Each of these directors will be elected at the 2000 Annual Meeting to serve for a term of one year, or until their successors are elected and qualified.

    Each of the Nominees has indicated a willingness to serve as a member of the Board of Directors if elected. If any of the Nominees should become unavailable prior to the 2000 Annual Meeting, the proxy will be voted for a substituted Nominee or Nominees designated by the Board of Directors. The information provided below with respect to the Nominees is as of the Record Date.

    The names of the Nominees for election as directors are listed below, together with certain personal information as at March 27, 2000, including the present principal occupation and recent business experience of each Nominee. Each of the Nominees other than Carl M. Pradelli are current members of the board. There are no family relationships among any of the Company's current directors, executive officers or the Board's proposed Nominees.

                                                                         DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE       SINCE
--------------------------------------------------            --------   --------
Anthony J. Cuti.............................................     54        1996

  Mr. Cuti has been President and Chief Executive Officer of the Company since April 1996. Prior to joining the Company, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named
  President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International
  Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

Nicole S. Arnaboldi.........................................     41        1997

  Ms. Arnaboldi is a Managing Director of DLJ Merchant
  Banking II, Inc. ("DLJMB"). She joined the DLJ Merchant
  Banking Group in March 1993 after six years with The
  Sprout Group, the venture capital affiliate of Donaldson
  Lufkin & Jenrette Securities Corporation ("DLJ").

David L. Jaffe..............................................     41        1997

  Mr. Jaffe is a Managing Director of DLJMB. Mr. Jaffe joined DLJ in 1984 and became a Managing Director of DLJMB in 1995. He currently sits on the Board of Directors of each of Target Media Partners (Toronto Stock Exchange),
  Terra Nova Holdings (New York Stock Exchange), Brand
  Scaffold Services, Inc., Shoppers Drug Mart, Inc., and
  Wilson Greatbatch, Ltd.

Kevin Roberg................................................     49        1998

  Mr. Roberg is currently a private investor and a General
  Partner of Delphi Ventures (a health care venture capital fund). From 1995 to 1998, Mr. Roberg served as Chief
  Executive Officer and President of ValueRx. Prior to serving in this position, Mr. Roberg served as Chief
  Executive Officer and President of Medintell Systems
  Corporation, which was acquired by ValueRx in 1995. From
  1994 to 1995, Mr. Roberg served as President--Western
  Health Plans and President--PRIMExtra, Inc. for EBP Health
  Plans, Inc. Mr. Roberg served as Division President and
  Chief Operating Officer of Diversified Pharmaceutical
  Services (a subsidiary of United HealthCare Corporation) from 1990 to 1994.

David W. Johnson............................................     68        1998

  Mr. Johnson currently serves as President and Chief
  Executive Officer of Campbell Soup Company. Mr. Johnson previously served as President and Chief Executive Officer of Campbell Soup Company from 1990 to 1997 and as Chairman of the Board of Campbell Soup Company from 1993 to 1999.
  Mr. Johnson also serves on the Board of Directors of Colgate Palmolive Company (New York Stock Exchange).

Carl M. Pradelli............................................     33         N/A

  Mr. Pradelli is a Senior Vice Presient of DLJ. He joined
  DLJ in 1988. Mr. Pradelli received his B.S. in Business from New York University and his M.B.A. from the Wharton
  School of the University of Pennsylvania.

    ELECTION OF THE NOMINEES REQUIRES THE AFFIRMATIVE VOTE OF OF A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY HOLDERS PRESENT AT THE 2000 ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE "FOR" ALL NOMINEES.

                              DIRECTOR ATTENDANCE

    During the fiscal year ended December 25, 1999, the Board met five times and acted eight times by unanimous written consent, the Audit Committee met one time, and the Compensation Committee met one time and acted two times by unanimous written consent. Each director attended all of the meetings of the Board and committees of the Board on which the director served during 1999. Directors meet their responsibilities not only by attending Board and Committee meetings, but also through communication with the Chairman and Chief Executive Officer and other members of management on matters affecting the Company.

                           COMPENSATION OF DIRECTORS

    Directors of the Company who are employees of the Company, DLJ or DLJMB or their respective subsidiaries are not compensated for serving as directors. As of the date of their election to the Board of Directors, each of Messrs. Roberg and Johnson received 5,000 options to purchase Common Stock at $21.5625 per share, and on February 5, 1999, each of Messrs. Roberg and Johnson received 5,000 options to purchase Common Stock at $28.825 per share. The Company plans to compensate future Directors who are not employees of the Company, DLJ or DLJMB ("Non-Employee Directors") with option grants for serving in such capacity and for serving on committees of the Board of Directors and to reimburse Non-Employee Directors for out-of-pocket expenses incurred in such capacity.

                                BOARD COMMITTEES

    There are two committees of the Board as of the Record Date: an Audit Committee and a Compensation Committee. Membership as of the record date was as follows:

AUDIT                                           COMPENSATION
-----                                           ------------
Mr. Johnson                                     Mr. Jaffe
Mr. Roberg                                      Mr. Johnson
                                                Mr. Roberg

AUDIT COMMITTEE                                          One meeting during 1999

    - Recommends to the Board a firm of independent certified public accountants to serve as the Company's auditors.

    - Meets with the Company's independent certified public accountants to review procedures, fees and scope of annual audit.

    - Reviews the audit reports of the Company's auditors and the recommendations made by them.

    - Reviews the financial, investment and accounting procedures and practices followed by the Company.

    Each of the members of the audit committee are "independent" within the meaning of Sec-tions 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

COMPENSATION COMMITTEE                                   One meeting during 1999
                                        Two actions by unanimous written consent

    - Advises and makes recommendations to the Board regarding annual salary and bonus determinations of selected officers and senior management of the Company, including the Chief Executive Officer.

    - Advises and makes recommendations to the Board regarding compensation of directors.

    - Reviews and makes recommendations to the Board regarding the performance standards under the Company's compensation and incentive programs for directors, officers and senior management.

    - Reviews and makes recommendations to the Board regarding grants of Awards under the Company's Equity Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DLJMB RELATIONSHIPS

    In connection with the recapitalization of the equity interests of the Company, pursuant to which DLJ Merchant Banking Partners II, L.P. ("DLJMBPII") and certain of its affiliates (the "DLJ Entities") purchased an aggregate of 9,383,420 shares of the Company's Common Stock (the "Recapitalization"). The aggregate purchase price for the shares acquired by the DLJ Entities was approximately $78.7 million, or approximately $8.33 per share. Concurrently with the Recapitalization, each of the DLJ Entities and all other shareholders except members of management signed the Stockholders and Registration Rights Agreement. See "Stockholders and Registration Rights Agreement." DLJMB is the managing general partner of DLJMBPII. Mr. Jaffe and Ms. Arnaboldi, directors of the Company, are Managing Directors of DLJMB. Mr. Pradelli, a nominee for the board of directors of the Company, is a Senior Vice President of DLJ.

    On March 17 and December 16, 1999 the Company amended and restated its credit agreement (the "Existing Credit Agreement") in which DLJ Capital Funding, Inc., an affiliate of DLJMBPII ("DLJ Funding"), acted as the arranger and syndication agent. In connection with the Existing Credit Agreement, DLJ Funding received a customary funding fee of approximately $0.7 million. The Existing Credit Agreement was again amended and restated on March 17, 2000, in concert with increases in term loan and revolver borrowings for which DLJ Funding again acted as manager and syndication agent and received a customary funding fee of approximately $0.7 million.

CUTI LOAN AGREEMENTS

    On November 9, 1998, upon unanimous approval of the Board of Directors of the Company, the Company extended a $2.0 million loan (the "Cuti Loan") to Mr. Cuti. For so long as the Existing Credit Agreement is outstanding, the Cuti Loan bears interest at the rate of interest paid by the Company on its revolving loans outstanding under the Existing Credit Agreement. Thereafter, the Cuti Loan will bear interest at LIBOR plus 300 basis points. The Cuti Loan becomes due upon the earliest to occur of (i) the termination of Mr. Cuti's employment with the Company, (ii) the termination of the Cuti Employment Agreement, (iii) any sale by Mr. Cuti of 15% or more of the Company's Common Stock held by Mr. Cuti or (iv) November 9, 2003.

    Pursuant to the terms of the Cuti Employment Agreement and a Secured Loan Agreement and related agreements among Mr. Cuti, the Company and DLJ (the "Loan Documents"), on November 20, 1997, Mr. Cuti borrowed $1.0 million from DLJ (the "Loan"). The Loan is secured by Mr. Cuti's pledge to DLJ of his options granted under the Equity Plan and his option to purchase 496,569 shares of Common Stock, and all Common Stock and other proceeds payable upon exercise or other disposition thereof (the "Pledged Security"). The Loan is subject to interest at the Federal Mid-Term Rate as in effect from time to time and is generally payable in five equal installments commencing within 30 days after Mr. Cuti has the ability to receive cash in exchange for any of the Pledged Security. In addition, the Company may apply any amounts to which Mr. Cuti is entitled upon termination of employment to repayment of the Loan. The Cuti Employment Agreement and the Loan Documents further provide that in the event of termination of Mr. Cuti's employment by reason of termination by the Company without "cause" or the Company's non-renewal or his resignation without "good reason" (as such terms are defined in the Cuti Employment Agreement), the Company will reimburse Mr. Cuti for all interest accrued as of the date of such termination if the Company has achieved certain specified financial targets for the year prior to termination and the year of such termination. The Loan Documents permit DLJ to assign the Loan to certain of its affiliates, including the Company, and the Company is obligated pursuant to the Cuti Employment Agreement to assume the Loan from DLJ as soon as practicable after the Company and DLJ agree that the Company may do so. At December 25, 1999, DLJ had not exercised such election.

    On June 7, 1999, the Company paid to DLJ on behalf of Mr. Cuti $200,000 in principal and $97,319 in interest on the Loan. On December 30, 1999, the Company paid to DLJ on behalf of Mr. Cuti $200,000 in principal and $78,583 in interest on the Loan. For each of these payments made by the Company, Mr. Cuti has delivered to the Company a promissory note dated when the payments were made. These promissory notes each bear interest at the Federal Mid-Term Rate. The principal and all accrued interest are payable in full by Mr. Cuti on December 19, 2002. In the event of termination of Mr. Cuti's employment by reason of termination by the Company without "cause" or the Company's non-renewal or his resignation without "good reason" (as such terms are defined in the Cuti Employment Agreement), the Company will forgive Mr. Cuti for all interest accrued on these promissory notes as of the date of such termination if the Company has achieved certain specified financial targets for the year prior to termination and the year of such termination.

STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

    In connection with the Recapitalization, certain of the shareholders of the Company (the "Initial Shareholders") entered into a Stockholders and Registration Rights Agreement, pursuant to which the Company has granted the Initial Shareholders the right to cause the Company to register shares of Common Stock (the "registrable securities") under the Securities Act. Under the terms of the Stockholders and Registration Rights Agreement, at any time after February 10, 1999, the holders of at least a majority of the registrable securities held by the DLJ Entities can require the Company, subject to certain limitations, to file a registration statement under the Securities Act covering all or part of the registrable securities held by the DLJ Entities (a "demand registration"). Currently, 8,291,762 outstanding shares of Common Stock constitute registrable securities and therefore are eligible for registration pursuant to the Stockholders and Registration Rights Agreement. The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations) incurred in connection with demand registrations. In addition, the Stockholders and Registration Rights Agreement provides the Initial Shareholders with "piggyback" registration rights, subject to certain limitations, whenever the Company files a registration statement on a registration form that can be used to register securities held by such Initial Shareholders.

              SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock (which constitutes the only class of voting capital stock of the Company) by (i) each person known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group, based on data as of March 27, 2000.

                         SHARES BENEFICIALLY OWNED (1)

NAME                                                          NUMBER OF SHARES   PERCENT
----                                                          ----------------   --------
DLJ Merchant Banking Partners II, L.P. and related investors
  (2).......................................................     8,291,762         47.5%
Anthony J. Cuti (3).........................................       904,125          4.9%
David L. Jaffe (4)..........................................            --           --
Nicole S. Arnaboldi (4).....................................            --           --
Carl M. Pradelli............................................            --           --
Gary Charboneau (5).........................................       419,253          2.4%
Jerry M. Ray (6)............................................       218,723          1.2%
William J. Tennant (7)......................................       120,086            *
Kevin Roberg (8)............................................        12,800            *
David W. Johnson (9)........................................        11,000            *
John K. Henry...............................................            --           --
All executive officers and directors as a group (10
  persons)(10)..............................................     1,685,987          9.0%

------------------------

*   Less than one percent

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days after the date of this Proxy Statement. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares that such person has the right to acquire within 60 days after the date of this Proxy Statement are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person.

(2) Consists of shares held directly by the following related investors, each of whom is affiliated with DLJ: DLJ Merchant Banking Partners II, L.P. ("DLJMBPII"), 5,223,192 shares; DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPII-A"), 208,012 shares; DLJ Offshore Partners II, C.V. ("DLJOPII"), 256,849 shares; DLJ Diversified Partners, L.P. ("DLJDP"), 305,371 shares; DLJ Diversified Partners-A, L.P. ("DLJDPA"), 113,405 shares; DLJMB Funding II, Inc. ("DLJMBFII"), 927,352 shares; DLJ Millennium Partners, L.P. ("Millennium"), 84,453 shares; DLJ Millennium Partners-A, L.P. ("Millennium-A"), 16,471 shares; DLJ EAB Partners, L.P. ("DLJEAB"), 23,452 shares; UK Investment Plan 1997 Partners ("UK Investment"), 138,196 shares; and DLJ First ESC L.P. ("DLJ ESC" and, collectively with the aforementioned entities, the "DLJMBPII Entities") 995,009 shares. See "Certain Relationships and Related Transactions--DLJMB Relationships." The address of each of DLJMBPII, DLJMBIIA, DLJDP, DLJDPA, DLJMBFII, Millennium, Millennium-A, DLJEAB, and DLJ ESC is 277 Park Avenue, New York, New York 10172. The address of DLJOPII is c/o John B. Gorsiraweg, 14 Willemstad, Curacao, Netherlands Antilles. The address of UK Investment is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. As a general partner of each of DLJMBPII, DLJMBIIA, DLJOPII, Millennium and Millennium-A, DLJMB may be deemed to beneficially own indirectly all of the shares held directly by DLJMBPII, DLJMBIIA, DLJOPII, Millennium and Millennium-A, and as the parent of each of DLJMB, DLJMBFII and DLJ LBO Plans Management Corporation (the general partner of DLJEAB and DLJ ESC), Donaldson, Lufkin &

    Jenrette Inc., the parent of DLJ ("DLJ Inc."), may be deemed to beneficially own indirectly all of the shares held by DLJMBPII, DLJMBIIA, DLJOPII, DLJDP, DLJDPA, DLJEAB, Millennium, Millennium-A, DLJMBFII, DLJ ESC and UK Investment. The address of DLJ Inc. is 277 Park Avenue, New York, New York 10172.

(3) Includes 904,025 shares that could be acquired upon the exercise of presently exercisable stock options.

(4) Ms. Arnaboldi and Mr. Jaffe are managing directors of DLJMB and DLJ Diversified Partners, Inc. ("DLJDPI"). DLJMB is the managing general partner of DLJMBPII, DLJMBPIIA, DLJOPII, Millennium and Millennium-A. DLJDPI is the managing general partner of DLJDP and DLJDPA. As a result, Ms. Arnaboldi and Mr. Jaffe may be deemed to beneficially own the shares of Common Stock held by each of DLJMBPII, DLJMBIIA, DLJOPII, DLJDP, DLJDPA, Millennium and Millennium-A. Ms. Arnaboldi and Mr. Jaffe expressly disclaim beneficial ownership of such shares of Common Stock.

(5) Includes 110,516 shares that could be acquired upon the exercise of presently exercisable stock options.

(6) Includes 178,033 shares that could be acquired upon the exercise of presently exercisable stock options.

(7) Includes 120,086 shares that could be acquired upon the exercise of presently exercisable stock options.

(8) Includes 10,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(9) Includes 10,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(10) Includes 1,332,660 shares that could be acquired upon the exercise of presently exercisable stock options.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth the current executive officers and key employees of the Company:

NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Anthony J. Cuti...........................     54      Chairman, Chief Executive Officer and President

John K. Henry.............................     50      Senior Vice President, Chief Financial Officer,
                                                       Secretary

Gary Charboneau...........................     55      Senior Vice President--Sales and Merchandising

Jerry M. Ray..............................     52      Senior Vice President--Store Operations

William J. Tennant........................     52      Senior Vice President, Planning & Logistics

    ANTHONY J. CUTI has been Chairman of the Board, President and Chief Executive Officer of the Company since April 1996. Prior to joining the Company, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

    JOHN K. HENRY has been Senior Vice President and Chief Financial Officer since August of 1999. Prior to joining the Company, Mr. Henry was Senior Vice President and Chief Financial Officer of Global Household Brands from 1998 to 1999, Executive Vice President and Chief Financial Officer of Rickel Home Centers from 1994 to 1998 and Vice President of Finance of Supermarkets General Holdings Corporation from 1992 to 1994.

    GARY CHARBONEAU has been Senior Vice President in charge of Sales and Merchandising of the Company since February 1993. Prior to joining the Company, Mr. Charboneau held various positions at CVS, a retail drugstore chain, from 1978 to February 1993, most recently as Executive Vice President.

    JERRY M. RAY has been Senior Vice President in charge of Store Operations since July 1996 and served as Vice President of Pharmacy Operations from April 1995 to June 1996. From 1991 to 1994, Mr. Ray served as President and CEO of Begley Drugstores, Inc.

    WILLIAM J. TENNANT has been Senior Vice President--Planning and Logistics since August of 1999. Prior to that Mr. Tennant was Senior Vice President, Chief Financial Officer and Secretary of the Company since February 1997. Prior to joining the Company, Mr. Tennant was Senior Vice President and Chief Financial Officer of Tops Appliance City, a consumer electronics retailer, from 1993 to 1996. From 1986 to 1993, Mr. Tennant served as Vice President and Controller for The Great Atlantic & Pacific Tea Company.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table summarizes the principal components of compensation of the Chief Executive Officer and the other four highest compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years ended December 25, 1999, December 26, 1998 and December 27, 1997. The compensation set forth below fully reflects compensation for services performed on behalf of the Company and its subsidiaries. No options were granted during fiscal 1998 to the Named Executive Officers.

                                  DUANE READE
                         PROXY STATEMENT--COMPENSATION

                                                                                                L/T COMP.
                                                                                                ---------
                                                                                 OTHER ANNUAL     STOCK        ALL OTHER
NAME                   PRINCIPAL POSITION    YEAR      SALARY         BONUS      COMPENSATION    OPTIONS    COMPENSATION(1)
----                   ------------------  --------   --------      ----------   ------------   ---------   ---------------
Anthony J. Cuti......  Chief Executive       1999     $650,000      $1,300,000        --         214,632        $266,940
                       Officer               1998     $500,000      $1,000,000        --              --        $281,683
                                             1997     $386,000      $  475,000        --         496,569              --

Gary Charboneau......  SVP--Sales &          1999     $290,109      $  360,000        --          92,316        $138,560
                       Merchandising         1998     $266,539      $  324,000        --              --        $146,212
                                             1997     $243,000      $  121,600        --         141,877              --

Jerry M. Ray.........  SVP--Store            1999     $230,109      $  240,000        --          73,853        $ 72,568
                       Operations            1998     $212,404      $  215,000        --              --        $ 76,576
                                             1997     $200,000      $  100,000        --         118,231              --

William J. Tennant...  SVP--Planning &       1999     $198,481      $  105,000        --          23,463        $ 55,822
                       Logistics             1998     $187,404      $  190,000        --              --        $ 58,905
                                             1997     $151,000(2)   $   61,300        --         115,393              --

John K. Henry........  SVP--Chief            1999     $ 98,604(3)   $  100,000        --          50,000              --
                       Financial Officer     1998           --              --        --              --              --
                                             1997           --              --        --              --              --

------------------------

(1) Reflects amounts consisting of the term and non-term portion of a split-dollar life insurance program.

(2) Reflects a partial period beginning with the initial date of employment. Mr. Tennant's employment with the Company began on February 18, 1997.

(3) Reflects a partial period beginning with the initial date of employment. Mr. Henry's employment with the Company began on August 2, 1999.

                 AGGREGATE OPTION EXERCISE IN FISCAL YEAR ENDED

              DECEMBER 25, 1999 AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes the number and value of all unexercised options held by the Named Executive Officers at the end of fiscal 1999.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS                     IN-THE-MONEY
                                                            AT FISCAL YEAR END         OPTIONS AT FISCAL YEAR END
                       SHARES UNDERLYING     VALUE      ---------------------------   ----------------------------
NAME                   OPTIONS EXERCISED    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                   -----------------   ----------   -----------   -------------   ------------   -------------
Anthony J. Cuti......            --                --     861,099        214,632      $16,210,891       $    --
Gary Charboneau......       105,836        $3,091,084      92,054         92,316      $ 1,516,090       $    --
Jerry M. Ray.........            --                --     163,262         73,853      $ 2,886,906       $    --
William J. Tennant...            --                --     115,393         23,463      $ 1,861,204       $    --
John K. Henry........            --                --          --         50,000      $        --       $    --

CONTRACTS WITH NAME EXECUTIVE OFFICERS

    Effective June 18, 1997, the Company entered into an employment agreement with Anthony J. Cuti (the "Cuti Employment Agreement"). The Cuti Employment Agreement was amended effective as of March 13, 2000. Pursuant to the Cuti Employment Agreement, Mr. Cuti serves as Chairman, President and Chief Executive Officer of the Company. The Cuti Employment Agreement provides for (i) a base salary of $425,000 per year, which will increase to $500,000 in 1998 and $550,000 in 1999 if certain EBITDA (earnings before interest, taxes, depreciation, amortization, other non-cash items, non-recurring charges and extraordinary charges) targets (as defined in the Cuti Employment Agreement) are met (subject to additional increases as determined by the Compensation Committee of the Board of Directors). Mr. Cuti's salary as determined by the Compensation Committee for 1999 amounted to $650,000. Under the Cuti Employment Agreement, commencing July 1, 2001 Mr. Cuti's base salary will increase every 18 months by not less than the percentage increase in a designated consumer price index for such 18-month period, (ii) an annual incentive bonus of up to 200% of base salary based on certain EBITDA targets, (iii) participation in all benefit plans generally available to executive officers of the Company and (iv) severance benefits.

    Pursuant to the Cuti Employment Agreement and the Equity Plan described below, on June 18, 1997, Mr. Cuti was granted non-qualified stock options to purchase an aggregate of 496,569 shares of Common Stock at an exercise price of $8.33 per share. Subject to Mr. Cuti's continued employment with the Company, the options generally will become 100% vested on the eighth anniversary of the date of grant, but may vest sooner based on the Company's achievement of certain specified financial targets. Furthermore, the vesting of options will accelerate upon the occurrence of a sale of the Company (as defined in the Cuti Employment Agreement) on or prior to December 30, 2001, based on the Company's achievement of specified financial targets prior to the date of any such sale of the Company.

    The Cuti Employment Agreement provides that Mr. Cuti may generally only transfer up to 10% of his shares of Common Stock in each calendar year while he is an employee of the Company, except pursuant to certain rights and obligations
(i) to transfer ("put") his shares to the Company upon termination of employment and (ii) to transfer shares in connection with certain transfers of Common Stock by DLJMBPII. The Cuti Employment Agreement also provides that Mr. Cuti will be given the opportunity to invest additional amounts in stock of the Company in the event that DLJMBPII invests new equity in the Company or creates an instrument that may be dilutive to Mr. Cuti's equity position relative to DLJMBPII.

    Mr. Cuti's initial term of employment under the Cuti Employment Agreement is five years and, unless terminated by notice of non-renewal by either the Company or Mr. Cuti, will continue thereafter for successive one-year periods. Pursuant to the Cuti Employment Agreement, if the Company terminates Mr. Cuti without "cause" (as defined in the Cuti Employment Agreement) or by notice of non-renewal or Mr. Cuti resigns with "good reason" (as defined in the Cuti Employment Agreement), Mr. Cuti will generally be entitled to receive substantially equal installment payments over the 24-month period following such termination in an aggregate amount equal to five times the Earnings Amount (defined as, for any applicable period, the greater of (a) the sum of base salary and bonuses earned during such period or (b) an amount determined pursuant to the formula set forth in the Cuti Employment Agreement) and employee benefits for a two year period, which, under certain circumstances, including Mr. Cuti's termination of employment prior to June 18, 2003 and within one year following a sale of the Company, may be extended by one year. Additionally, the vesting of Mr. Cuti's options may accelerate upon such a termination of employment, based on the Company's financial performance prior to such termination and whether a Sale of the Company has occurred. The Cuti Employment Agreement also contains certain non-compete, non-solicitation and confidentiality provisions, as well as provisions for a gross-up payment if Mr. Cuti is subject to any excise tax relating to certain payments made in connection with a change of control. In addition, on November 9, 1998 the Company extended Mr. Cuti a $2.0 million loan. See also "Certain Relationships and Related Transaction--Cuti Loan Agreements."

    The Company has also entered into agreements with Messrs. Charboneau and Ray and certain other executives that provide for their initial base salary as well as annual incentive bonuses based on certain EBITDA targets. Mr. Charboneau's employment agreement provides for an annual base salary of $220,000 and for additional increases from time to time as the Company may determine. Mr. Ray's employment agreement provides for an annual base salary of $150,000 and for additional increases from time to time as the Company may determine. Each of Messrs. Charboneau and Ray are entitled to severance payments equaling
12 months of their respective salaries if they are terminated without "cause" (as respectively defined in the agreements).

    The Company's agreement with Mr. Tennant provides for payment of an annual base salary of $175,000 per year as well as for payment of annual incentive bonuses based upon achievements of certain financial targets. Mr. Tennant's agreement also provides for the grant of stock options to acquire an aggregate of 68,101 shares of Common Stock at an exercise price of $7.34 per share. These options vested on June 18, 1997. The agreement also provides for 12 months of salary continuation in the event Mr. Tennant is terminated without cause.

    The Company's agreement with Mr. Henry provides for payment of an annual base salary of $245,000 per year as well as for payment of annual incentive bonuses based upon achievements of certain financial targets. Mr. Henry's agreement also provides for the grant of stock options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $29.375 per share. These options were granted under the Equity Plan. The agreement also provides for 12 months of salary continuation in the event Mr. Henry is terminated without cause.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has established the Supplemental Executive Retirement Plan ("SERP"), an unfunded retirement plan that provides a lump sum benefit equal to the actuarial present value of a life annuity commencing at the later of age 65 or termination of employment for any reason other than for "cause." The SERP benefit is calculated as a percentage of a participant's Earnings Amount (defined as, for any applicable period, the greater of (a) the sum of base salary and bonuses earned by the participant during such period or (b) a formula amount). Currently, Mr. Cuti is the only SERP participant. Mr. Cuti's estimated SERP benefit, based on the average of his 1996, 1997, 1998, 1999 annualized includable compensation and upon discount rates effective for termination of employment in December 1999, is estimated to be $1,047,000, if termination of employment occurs after 10 years of employment, when Mr. Cuti will be age
60 1/2, or $2,169,000 if termination of employment occurs after 14 1/2 years of employment, when Mr. Cuti will be age 65. Pursuant to the Cuti Employment Agreement, the Company is required to set aside funds in a "rabbi trust" to pay Mr. Cuti's SERP benefit in specified circumstances, including a sale of the Company, termination without "cause" and resignation for "good reason" (as respectively defined in the Cuti Employment Agreement). Furthermore, in the event of his termination without "cause" or by reason of the Company's non-renewal, his resignation for "good reason," or his death or disability, Mr. Cuti's SERP benefit will be calculated on the basis of 20 years of employment regardless of his actual number of years of employment with the Company (the present value of which was approximately $1,301,000 as of December 25, 1999.

STOCK OPTIONS

    1992 STOCK OPTION PLAN. The Board of Directors adopted and the Company's stockholders approved the 1992 Stock Option Plan (the "1992 Plan") in
September 1992. Under the 1992 Plan, the Board of Directors may grant to executive and other key employees of the Company nonqualified stock options to purchase up to an aggregate of 510,757 shares of Common Stock of the Company at exercise prices and terms specified by the Board of Directors.

    At December 25, 1999, there were outstanding nonqualified stock options issued under the 1992 Plan to purchase up to an aggregate of 169,692 shares of Common Stock of the Company at exercise prices ranging from $0.58 to $40.86 per share. The 1992 Plan was frozen as to the future grants following the initial public offering of the Company's Common Stock. All options issued under the 1992 Plan are 100% vested.

    1997 EQUITY PARTICIPATION PLAN. As of June 18, 1997, the Board of Directors and stockholders of the Company approved the 1997 Equity Participation Plan (the "Equity Plan"), which was approved as amended at the annual meeting of the stockholders on May 6, 1999. Since consummation of the initial public offering of the Company's Common Stock, the Equity Plan has been administered by the Compensation Committee. The Board of Directors is authorized under the Equity Plan to select the individuals to whom awards will be made (the "Participants") and determine the terms and conditions of the awards under the Equity Plan. An aggregate 1,971,181 shares of Common Stock of the Company have been reserved for issuance under the Equity Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The Equity Plan provides that no Participant may receive awards relating to more than 480,429 shares of Common Stock per year. As of March 27, 2000, options to purchase 1,935,577 shares were issued and options to purchase 1,825,453 shares were outstanding with respect to the Equity Plan.

DEFERRED BONUS PLAN

    The Company has established a Supplemental Deferred Bonus Plan (the "Supplemental Bonus Plan") in which approximately 20 key management employees participate. The Supplemental Bonus Plan provides that a cash bonus payment may be paid to each participating employee on the fourth anniversary of the plan (May 6, 2003) in an amount equal to the anticipated appreciation of a quantity of stock options granted to the employees under the Company's 1997 Equity Participation Plan. The cash payment will only be made if the actual appreciation of the stock options during the four year period falls below the anticipated appreciation. In order to receive payment, the plan participant must be on the Company's active payroll as an employee in good standing on the payment date. All of the Named Executive Officers except Mr. Henry are participants in this plan. The Named Executive Officer participants have agreed to limit any cash payments to be made to them under this plan to (i) an event of a change in control of the Company or (ii) in the event that such Named Executive Officer is terminated by the Company without good cause. The maximum amount the cash bonuses payable to participating employees under the Supplemental Bonus Plan ranges from $10,000 to $1,000,000.

                        REPORT OF COMPENSATION COMMITTEE

    In accordance with the rules and regulations of the SEC, the following report of the Compensation Committee and the performance graph appearing immediately thereafter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

SCOPE OF THE COMPENSATION COMMITTEE; MEMBERS

    In 1999, the Compensation Committee was composed of three non-employee directors: Messrs. Jaffe, Johnson and Roberg. Within the Compensation Committee, Messrs. Johnson and Roberg served as the members of the 162(m) Subcommittee. The 162(m) Subcommittee, comprised solely of members who are "outside directors" under Section 162(m) of the Internal Revenue Code, administers grants under the Equity Plan to employees and consultants.

    The Compensation Committee is required to review and approve all aspects of the compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers, all salaries and salary increases for executives whose annual base salary is $180,000 or greater and all agreements providing for the payment of benefits following a change in control of the Company or severance following a termination of employment. The Compensation Committee also reviews and approves the terms of each incentive compensation and bonus program in effect for employees of the Company who are at or above management level and the aggregate amounts which can be awarded thereunder each year. The 162(m) Subcommittee, comprised solely of members who are "outside directors" under Section 162(m) of the Internal Revenue Code, administers grants under the Company's Equity Plan to employees and consultants.

EXECUTIVE COMPENSATION FOR FISCAL 1999

    The Compensation Committee's philosophy regarding compensation of executive officers recognizes the need to honor existing employment agreements and the belief that executives should be compensated at competitive levels that are sufficient to attract and retain highly talented employees. Inherent in the compensation philosophy is the emphasis on performance-based compensation. The Company's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits plans offered by the Company. The Company is currently considering implementing other long term compensation programs and may do so prior to the end of 2000.

    SALARY. The level of annual compensation for individual executive officers is based upon a number of factors. The Compensation Committee took into account a combination of the individual executive officer's performance and the performance of the Company and the individual aspect of the Company's business for which such person was responsible, the scope of such person's responsibility, and the current compensation package in place for that officer. Increases in an executive's annual base salary are dependent on such person's performance, company-wide financial results and on general levels of wages and price inflation.

    BONUSES. In fiscal 1999 performance targets for executives were tied to the attainment of specified levels of EBITDA, net revenue, operating income and cash flow. In addition, a portion of each individual's award was granted on a discretionary basis by his or her division head or the Chief Executive Officer, or in the case of the four most highly paid executive officers other than the Chief Executive Officer, whose bonus is determined solely under the Cuti Employment Agreement, by the Compensation Committee, following an assessment of each individual's performance.

    EQUITY GRANTS. In keeping with the goal of enhancing the Company's profitability and continuing to build stockholder value, the Company's long-term compensation programs are designed to reward growth in stockholder value, as well as to reward long-term service to the Company. Long term incentive rewards are made under the Equity Plan, based on recommendations submitted to the Compensation Committee and the 162(m) Subcommittee by the Company's Chief Executive Officer. In fiscal 1999, awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The Equity Plan was amended on May 6, 1999 to increase the number of shares of Common Stock authorized for issuance over the term of the Equity Plan from 1,321,181 to 1,971,181.

    The future value of these options is directly linked to increases in the price of the Company's Common Stock, thereby linking long-term compensation to increased stockholder value and continuing service to the Company. The terms of options granted under the Equity Plan, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer of the Company, previous option grants to executive officers and a review of the competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size. The value of awards under the Equity Plan is primarily dependent upon increases in the price of the Company's Common Stock over a period of up to ten years. Generally, the Equity Plan requires employees to remain employed by the Company throughout the period in order to receive their awards.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1.0 million to a covered executive, other than performance-based compensation, cannot be deducted. The Compensation Committee considers ways to maximize deductibility of executive compensation, but the Compensation Committee retains the flexibility it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent regardless of the ultimate deductibility of such compensation.

CEO COMPENSATION FOR FISCAL 1999

    Mr. Cuti's $650,000 base salary represents his salary for serving as the Company's President and CEO. Mr. Cuti's base salary was determined by the Compensation Committee of the Board of Directors after consideration of the strong financial performance of the Company during the period that Mr. Cuti has served as Chief Executive Officer. The Cuti Employment Agreement sets specific targeted base EBITDA (the "Base EBITDA Target") for each fiscal year from 1997 through 2001. The Cuti Employment Agreement defines the Company's EBITDA to include the Company's earnings before interest, income taxes, depreciation, amortization, extraordinary charges, nonrecurring charges and other non-cash items, but excluding any costs associated with the Recapitalization and excluding any extraordinary or unusual expenses associated with the Company's initial public offering in February 1998. As calculated pursuant to the Cuti Employment Agreement, the Company's EBITDA for 1999 was $85.8 million, which exceeded the Base EBITDA Target for 1999.

    Mr. Cuti's 1999 bonus was $1,300,000. Pursuant to the Cuti Employment Agreement, Mr. Cuti's bonus is based on certain EBITDA targets for 1999. If the Company's 1999 EBITDA equals or exceeds 110% the Base EBITDA Target for 1999 set forth in the Cuti Employment Agreement, Mr. Cuti is entitled to receive a target bonus equal to 100% of his base salary and an additional incentive bonus also equal to 100% of his base salary, or together, $1,300,000. The Company's EBITDA for 1999 (as calculated pursuant to the Cuti Employment Agreement) was $85.8 million. Such amount exceeded the Base EBITDA Target by more than 110%.

    The Cuti Employment Agreement also dictates the vesting of the non-qualified stock options to purchase 496,569 shares of the Company's Common Stock granted to Mr. Cuti under the Cuti Employment Agreement. Such options will not completely vest until December 30, 2001 unless certain EBITDA targets are met, in which case vesting of the options will accelerate. The Company's EBITDA for 1998 and 1999 exceeded the Base EBITDA Targets for 1999 and 2000, respectively which, under the Cuti Employment Agreement, caused the immediate vesting of options to purchase 269,566 and 170,252 shares of the

Company's Common Stock on December 26, 1998 and December 25, 1999, respectively. This accelerated vesting along with the annual vesting has resulted in all of the 496,596 shares being exercisable at December 25, 1999.

    In addition, in March 1999, the Company issued to Mr. Cuti options to purchase 180,000 shares of Common Stock under the Equity Plan. These options have an exercise price of $25.25 per share, which was the fair market value per share of the Common Stock on March 23, 1999, the date the options were issued. These options were issued along with options to the other executive officers of the company as well as many of the Company's other employees. In May 1999, the Company issued to Mr. Cuti options to purchase 38,462 shares of Common Stock under the Equity Plan. These options were issued in connection with the Company's Deferred Bonus Program. They vest in May 2001, and they have an exercise price of $28.875 per share, which was the fair market value per share of the Common Stock on May 7, 1999, the date the options were issued.

    The foregoing has been approved by all members of the Compensation
Committee.

                                        DUANE READE INC.

                                        COMPENSATION COMMITTEE
                                        David L. Jaffe
                                        David W. Johnson
                                        Kevin Roberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the consummation of its initial public offering, the Company did not have a compensation committee. Instead, compensation decisions regarding the Company's executive officers were made by the Board of Directors. Each executive officer of the Company has an employment agreement with the Company that establishes his annual compensation. See "--Contracts with Named Executive Officers."

    Mr. Jaffe is a Managing Director of DLJMB. For a description of the relationship and transactions between the Company and DLJMB and certain of its affiliates, see "Certain Relationships and Related Transactions" and "Security Ownership of Certain Owners and Management."

STOCK PERFORMANCE GRAPH

    The following line graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Russell 2000 Index and companies in the S&P Retail (Drug Stores) Index for the period beginning February 11, 1998 (the date of the Company's initial public offering) and ending December 31, 1999. The graph assumes that the value of the investment in the Company and in each index was $100 on February 11, 1998 and assumes that all dividends were reinvested. Companies in the Russell 2000 Index have similar market capitalization to the Company, and the Company was one of the companies included in the Russell 2000 Index during 1998 and 1999. The Company has also selected the S&P Retail (Drug Stores) Index, which consists of CVS, Rite Aid, Walgreen and Longs Drugs.

               COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN(*)
 AMONG DUANE READE INC., RUSSELL 2000 INDEX AND S&P RETAIL (DRUG STORES) INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
          DUANE READE INC  RUSSELL 2000  S&P RETAIL DRUG STORES
2/11/998              100           100                     100
3/31/98               155           112                     110
6/30/98               182           109                     110
9/30/98               230            87                     125
12/31/98              233           101                     163
3/31/99               169            86                     136
6/30/99               185           100                     143
9/30/99               183            92                     116
12/31/99              167            94                     123

------------------------

* $100 invested on February 11, 1998 in stock or on January 31, 1998 in index, including reinvestment of dividends.

                           OTHER BUSINESS FOR MEETING

    The Board of Directors does not know of any materials that will be presented for action at the 2000 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2000 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company with respect to its operations for the fiscal year ending on December 30, 2000 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. PricewaterhouseCoopers LLP served as independent auditors of the Company for the fiscal year ending December 25, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Commission and the New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish the Company with copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of such forms, as amended, furnished to the Company, the Company believes that its directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except as follows: Messrs. David Johnson and Kevin Roberg, through inadvertence, were late by a few days in filing a Form 5 for 1998. The Company believes that all holdings and transactions of Mr. Johnson and Mr. Roberg have been properly and timely disclosed in the Company's quarterly and annual reports.

STOCKHOLDER PROPOSALS FOR 2001

    Any stockholder of the Company who wishes to present a proposal at the next annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for the meeting, must in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to the Company at 440 Ninth Avenue, New York, New York 10001, Attention:
Secretary, no later than November 30, 2000; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2000 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement and proxy for that meeting must deliver a copy of the proposal to the Company within a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement and proxy any stockholder's proposal that does not comply with the rules of the Commission and/or the By-laws for the inclusion therein.

ANNUAL REPORT

    The Company's 1999 Annual Report to Stockholders was mailed to stockholders on April 5, 2000. The 1999 Annual Report to Stockholders does not form any part of the materials for the solicitation of proxies. Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K for the year ended December 25, 1999 (the "Form 10-K"), as filed with the Commission, and any amendments thereto, without charge. Please direct written requests for a copy of the Form 10-K, and any amendments thereto, to: Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001; Attention: Secretary.

                                   APPENDIX 1
                             SPECIMEN OF PROXY CARD

                                DUANE READE INC.

     The undersigned hereby appoints Anthony J. Cuti and John K. Henry, each of them with full power of substitution, to act as proxy and to represent the undersigned at the 1999 annual meeting of stockholders and to vote all shares of Common Stock of Duane Reade Inc. that the undersigned is entitled to vote and would possess if personally present at said meeting to be held at, on May 1, 1999 at 2:00 p.m., Eastern Standard time, and at all postponements or adjournments thereof upon the following matters:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

/X/  Please Mark your votes as indicated in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

     1.  Election of Directors
         Nominees:  Anthony J. Cuti, Nicole S. Arnaboldi, David L. Jaffe,
                    Carl M. Pradelli, Kevin Roberg, David W. Johnson

     FOR ALL NOMINEES                           WITHHELD FROM ALL NOMINEES
        / /                                               / /

 / / --------------------------------------------------
     FOR, except as noted above.

                                              MARK HERE IF
                                              YOU PLAN TO ATTEND
                                              THE MEETING / /

                                               MARK HERE FOR
                                               ADDRESS CHANGE AND
                                               NOTE AT LEFT / /


PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Signature                            Date                    Signature                            Date
         ---------------------------      ----------------            ---------------------------      ----------------

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.